Exhibit 99.1: Peoples Financial Corporation Press Release Dated October 16, 2006
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION EARNINGS
INCREASE 132% OVER SAME PERIOD IN 2005
BILOXI, MS (October 16, 2006) — Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported earnings for the nine months ended September 30, 2006, increased 132% over the same period last year, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Net income increased to $7,775,000 for the nine months, compared to $3,352,000 for the same period in 2005. The 2005 results included a $3,355,000 provision for loan losses, net of taxes, and $200,000 in lost fee income due to the waiver of NSF and ATM fees after Hurricane Katrina.
“Our earnings continue strong, as our Mississippi Gulf Coast rebuilds from the damage of Hurricane Katrina. Our tourism-based economy is recovering well, evidenced by new and existing casinos opening and the thousands of cars and people returning this October to Cruisin’ the Coast® presented by The Peoples Bank,” said Swetman.
“As we move beyond the initial phase of the rebuilding process, the vast scale of the effort to restore the Coast looks more like the work of a decade rather than a couple of years,” added Swetman. “While we all hoped our recovery would take less time, the reality is that the pace of the money flow has slowed down, which directly impacts the pace of the rebuilding,” he said.

Peoples Financial Corporation reports third quarter 2006 results — page 2
Earnings for the third quarter ended September 30, 2006, totaled $2,685,000, an increase of 5% over net income in the second quarter. “Our strong earnings through the third quarter of 2006 reflect the recovery of our Mississippi Gulf Coast economy as we rebuild from the destruction of Hurricane Katrina last year,” said Swetman.
Earnings per share for the nine months totaled $1.40, compared to $.60 per share for the same period in 2005.
Earnings per share figures are based on weighted average shares outstanding of 5,548,334 and 5,550,932 at September 30, 2006 and September 30, 2005, respectively.
Founded in 1896, with $991 million in assets as of September 30, 2006, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 — YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	2006	2005	Change
Earnings (1)
Nine Months Ended September 30,
Net Income	$7,775	$3,352	132%
Net Income Per Share	1.40	.60	133%
Financial Condition

	2006	2005	Change
September 30,
Total Assets	$990,715	$767,309	29%
Loans — Net of Unearned Discounts	403,183	347,082	16%
Investment Securities	482,466	235,198	105%
Total Deposits	663,530	506,172	31%
Shareholders’ Equity	94,928	87,223	9%
Book Value Per Share	17.11	15.72	9%

Selected Ratios
Return on average shareholders’ equity	11.37%	5.17%
Return on average total assets	1.12%	0.66%
Primary capital to average assets	11.40%	14.43%
Allowance for loan losses as a % of loans, net of unearned discount	2.71%	3.16%

(1)	Based on weighted average shares outstanding of 5,548,334 and 5,550,932 at September 30, 2006 and 2005, respectively.